INVESCO CONTINENTAL EUROPE

CODE OF ETHICS

2013

Page 1 of 23	2013 Code of Ethics (CE)

Page 2 of 23	2013 Code of Ethics (CE)

This revised Code of Ethics (‘the Code’) regarding ethical behaviour and conflicts of interest applies to all employees of all entities of Invesco Continental Europe (“Invesco”). It covers the following topics:

•	Prohibitions related to material, non-public information

•	Personal securities investing

•	Service as a director and other business opportunities.

This Code also imposes on employees certain restrictions and reporting obligations which are specified below. Adherence to this Code, once adopted, both letter and spirit, is a fundamental and absolute condition of employment with Invesco.

The following Invesco Policies are referred to in this Code of Ethics and the latest version of each of these Policies can be found on the Compliance Europe Intranet Site or the Legal and Compliance intranet site:-

•	Gifts, Benefits and Entertainment (Inducements) Policy;

•	Conflicts of Interest Policy;

•	Treating Customers Fairly Policy;

•	Whilstleblowing Policy;

•	Market Abuse Policy;

•	Fraud Policy;

•	Insider trading Policy and

•	Anti-Bribery Policy

It is appreciated that no Code of Ethics can address every circumstance that may give rise to a conflict, a potential conflict or an appearance of a conflict of interest. Every employee should be alert to any actual, potential or appearance of a conflict of interest with Invesco’s clients and to conduct himself or herself with good judgment. Failure to exercise good judgment, as well as violations of this Code, may result in the imposition of sanctions on the employee, including suspension or dismissal.

Page 3 of 23	2013 Code of Ethics (CE)

1	STATEMENT OF GENERAL PRINCIPLES

1.1	As a fiduciary, Invesco owes an undivided duty of loyalty to its clients. It is Invesco’s policy that all employees conduct themselves so as to avoid not only actual conflicts of interest with Invesco clients, but also that they refrain from conduct which could give rise to the appearance of a conflict of interest that may compromise the trust our clients have placed in us.

1.2	The Code is designed to ensure, among other things, that the personal securities transactions of all employees are conducted in accordance with the following general principles:

1.2.1	A duty at all times to place the interests of Invesco’s clients first and foremost;

1.2.2	The requirement that all personal securities transactions be conducted in a manner consistent with this Code and national legal & regulatory requirements and in such a manner as to avoid any actual, potential or appearance of a conflict of interest or any abuse of an employee’s position of trust and responsibility; and

1.2.3	The requirement that employees should not take inappropriate advantage of their positions.

1.3	Invesco’s policy is to avoid actual or apparent conflicts of interest but, where they unavoidably occur, to record, manage, and disclose them to prevent abuse and protect our clients, employees and other counterparties

1.4	Invesco does not make political contributions with corporate funds. No employees may, under any circumstances, use company funds to make political contributions, nor may you represent your personal political views as being those of the company.

1.5	Invesco seeks to do business with clients and suppliers on a fair and equitable basis. Employees may not accept or provide gifts, entertainment or other non-monetary benefits of an unreasonable value which could create a conflict with the duty owed to clients. Any limits imposed by our business unit’s policies, local laws, or regulations with respect to the acceptance or provision of gifts, entertainment and non-monetary benefits must be complied with. Invesco lays down written standards regarding the nature of gifts, benefits and entertainment, with strict monetary and frequency limitations. Only gifts, benefits and entertainment which comply with regulatory requirements and internal standards, are designed to enhance the quality of service to customers and do not create conflicts of interest, can be given or received. Subject to regulatory requirements and internal limits, the types of benefits which may be given or received by the Invesco Group include: gifts, hospitality and promotional competition prizes; joint marketing exercises; participation in seminars and conferences; provision of technical services and information technology; training; and travel and accommodation expenses.

1.6	Invesco does not tolerate bribery. Employees must not offer, give request or agree to accept or accept financial or non-financial advantages of any kind where the purpose is to influence a person to behave improperly in their decisions or actions or to reward them for having done so. Charitable donations must not be made as an inducement or reward for improper behaviour. Unofficial payments to speed up routine government or other processes must never be made, however small. These restrictions apply to Invesco staff and to anybody appointed to act on Invesco’s behalf and cover relationships with prospective or existing clients or business partners. Further information can be found in the Anti-Bribery Policy.

1.7

Legislation exists to protects employees who ‘blow the whistle’ about wrongdoing within the Firm. This legislation encourages employees to raise concerns internally in the first instance. Invesco employees should feel able to raise any such concern internally, confident that it will be dealt with properly and that all reasonable steps will be taken to prevent victimisation. If employees wish to report concerns anonymously they can call the Invesco Compliance Reporting Hotline, 1-855-234-9780. For calls originating outside of the U.S. and Canada, toll-

Page 4 of 23	2013 Code of Ethics (CE)

free telephone numbers are available and vary depending on your location. These telephone numbers are as follows:

Austria: 0800-291870

Belgium: 0800-77004

Czech Republic: 800-142-550

France: 0800-902500

Germany: 0800-1016582

Italy: 800-786907

Netherlands: 0800-0226174

Spain: 900-991498

Sweden: ###-##-####

Switzerland: 0800-562907

Employees may also report their concerns by visiting the Invesco Compliance Reporting Hotline website at: www.invesco.ethicspoint.com. To ensure confidentiality, this telephone line and website is provided by an independent company and is available twenty-four hours a day, seven days a week. All submissions to the Compliance Reporting Hotline will be reviewed and handled in a prompt, fair, and discreet manner. Employees are encouraged to report these questionable practices so that Invesco has an opportunity to address and resolve these before they become more significant regulatory or legal issues.

1.8	It is Invesco policy, in the context of being an Asset Manager, to treat its customers fairly.

1.9	No employee should have ownership in or other interest in or employment by any outside concern which does business with Invesco Ltd. This does not apply to stock or other investments in a publicly held company, provided that the stock and other investments do not, in the aggregate, exceed 5% of the outstanding ownership interests of such company. Invesco Ltd may, following a review of the relevant facts, permit ownership interests which exceed these amounts if management or the Board of Directors, as appropriate, concludes that such ownership interests will not adversely affect Invesco Ltd’s business interests or the judgment of the affected staff.

1.10	Employees are prohibited from using personal hedging strategies or remuneration or liability related contracts of insurance to undermine any risk alignment effects embedded in their remuneration arrangements. This includes, for instance, entering into an arrangement with a third party under which that third party will make payments directly, or indirectly, to the employee that are linked to, or commensurate with, the amounts by which the employee’s remuneration is subject to reductions arising from the implementation of the Capital Requirements Directive (CRD3).

2	MATERIAL, NON-PUBLIC INFORMATION

2.1	Restriction on Trading or Recommending Trading

Each employee is reminded that it constitutes a violation of law and/or Market Abuse regulations for any person to trade in or recommend trading in the securities of a company while in possession of material, non-public information concerning that company, or to disclose such information to any person not entitled to receive it if there is reason to believe that such information will be used in connection with a trade in the securities of that company. Violations of law and regulations may give rise to civil as well as criminal liability, including the imposition of monetary penalties or prison sentences upon the individuals involved. Persons who receive material, non-public information also may be held liable if they trade or if they do not trade but pass along such information to others.

2.2	What is material, non-public information?

‘Material information’ is any information about a company which, if disclosed, is likely to affect the market price of the company’s securities or to be considered important by an average investor in deciding whether to purchase or sell those securities. Examples of information which should be presumed to be “material” are matters such as dividend increases or decreases,

Page 5 of 23	2013 Code of Ethics (CE)

earnings estimates by the company, changes in the company’s previously released earnings estimates, significant new products or discoveries, major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, significant merger or acquisition proposals, or similar major events which would be viewed as having materially altered the “total mix” of information available regarding the company or the market for any of its securities.

2.3	‘Non-public information’

Non-public information – often referred to as ‘inside information’ – is information that has not yet been publicly disclosed. Information about a company is considered to be non-public information if it is received under circumstances which indicate that it is not yet in general circulation and that such information may be attributable, directly or indirectly, to the company or its insiders, or that the recipient knows to have been furnished by someone in breach of a fiduciary obligation. Courts have held that fiduciary relationships exist between a company and another party in a broad variety of situations involving a relationship between a company and its lawyers, investment bankers, financial printers, employees, technical advisors and others. This list is not exhaustive and the types of fiduciary relationships and the way in which they are formed are extensive.

2.4	Information should not be considered to have been publicly disclosed until a reasonable time after it has been made public (for example, by a press release). Someone with access to inside information may not “beat the market” by trading simultaneously with, or immediately after, the official release of material information.

2.5	The responsibility of ensuring that the proposed transaction does not constitute insider dealing or a conflict with the interests of a client remains with the relevant employee and obtaining pre- clearance to enter into a transaction under Section 3.3 below does not absolve that responsibility.

2.6	Invesco is in a unique position, being privy to market research and rumours and being privy also to information about its clients which may be public companies. Invesco employees must be aware and vigilant to ensure that they cannot be accused of being a party of any ‘insider dealing’ or market abuse situations.

2.7	In particular, the following investment activities must not be entered into without carefully ensuring that there are no implications of insider trading:

2.7.1	Trading in shares for a client in any other client of Invesco which is a Company quoted on a recognised stock exchange.

2.7.2	Trading in shares for a client in a quoted company where Invesco:

i)	obtains information in any official capacity which may be price sensitive and has not been made available to the general public.

ii)	obtains any other information which can be substantiated in connection with a quoted company which is also both price sensitive and has not been made available to the general public.

2.7.3	Manipulation of the market through the release of information to regular market users which is false or misleading about a company.

2.7.4	Release of information about a company that would have the effect of distorting the market in such a way to be considered market abuse.

2.8	Reporting Requirement

Whenever an employee believes that he or she may have come into possession of material or non-public information about a public company, he or she personally must immediately notify the Compliance Department and should not discuss such information with anyone else including Invesco employees and should not engage in transactions for himself or others, including Invesco clients.

Page 6 of 23	2013 Code of Ethics (CE)

2.9	Upon receipt of such information the Compliance Department will include the company name on the ‘IVZ Restricted list’ of which no transactions may be entered into. This list will be advised to the Equity dealing desk and no discussion will be entered into. Whenever an employee is aware of the reason why a company has been included on the IVZ Restricted list but nevertheless wishes to deal in a fund which contains the stock of that company, this must be notified to the local Compliance Officer to decide whether the deal will be permitted. Approval to deal in a personal capacity (i.e. in a Covered Account) in a fund which holds a stock on the IVZ Restricted List will not be granted where the stock represents over 5% of the value of the fund’s portfolio.

2.10	Confidentiality

No information regarding the affairs of any client of Invesco may be passed to anyone outside Invesco unless specifically requested by law, regulation or court order. In any event, the Compliance and Legal Departments must be consulted prior to furnishing such information.

2.11	Employees should maintain the confidentiality of information entrusted to them by the Company and their fellow employees. External publication or distribution of internal company information, policies or procedures is prohibited except when disclosure is properly authorised by the functional owner of the information or legally mandated. Employees should make all reasonable efforts to safeguard such information that is in their possession against inadvertent disclosure and shall comply with any non-disclosure obligations imposed on Invesco in its agreements with third parties

2.12 Sanctions

Any employee who knowingly trades or recommends trading while in possession of material, non-public information may be subject to civil and criminal penalties, as well as to immediate suspension and/or dismissal from Invesco.

3	PERSONAL INVESTING ACTIVITIES, PRE-CLEARANCE AND PRE- NOTIFICATION REQUIREMENTS

3.1	Transactions covered by this Code

All transactions in investments made for Covered Accounts, other than those in respect of an exempted investment shown in 3.2 below, are subject to the pre-clearance procedures, trading restrictions, pre-notification and reporting requirements described below, unless otherwise indicated. For a list of the types of employee and other accounts which fall within the definition of “Covered Accounts” please see Appendix B.

3.2	Exempt Investments

Transactions in the following investments (“Exempt Investments”) are not subject to the trading restrictions or other requirements of this Code and do not need not be pre-notified, pre-cleared or reported:

3.2.1	Registered unaffiliated (e.g. Schroders) open ended Collective Investment Schemes [CIS] including; mutual funds, open-ended investment companies/ICVCs/ SICAVs or unit trusts – but not Exchange Traded Funds (ETFs) or closed-end funds, e.g. Investment Trusts; and

3.2.2	Securities which are direct debt obligations of an OECD country (e.g. US Treasury Bills).

3.2.3	In-specie transfers.

3.3	Pre-Clearance

3.3.1

Transactions to buy or sell Venture Capital Trust ordinary securities or to buy, sell, switch or transfer holdings in Invesco Ltd ordinary shares, Invesco funds or investment products or other affiliated schemes are subject to pre-clearance by the Compliance Department regardless of whether the order is placed directly or

Page 7 of 23	2013 Code of Ethics (CE)

through a broker/adviser. Prior to entering an order for a Securities Transaction in a Covered Account, the employee must complete a Trade Authorisation Form (available on the Compliance Europe intranet site) and submit the completed form electronically to the Compliance department by e-mail to *UK- Compliance Personal Share Dealing. Transactions are subject to the 60 day holding period requirements.

The Trade Authorisation Form requires employees to provide certain information and to make certain representations in connection with the specific securities transaction(s).

3.3.2	If satisfactory, then the Form will be authorised by Compliance and confirmation returned by e-mail to the individual, who will then be at liberty to deal through his or her broker within the designated timescales.

3.3.3	Trading should not occur prior to receipt of authorisation: no order for a Securities Transaction for which pre-clearance authorisation is sought may be placed prior to the receipt of authorisation from Compliance. The authorisation and date and time of the authorisation must be reflected on the Trade Authorisation Form. The original of the completed form will be kept as part of Invesco’s books and records. Further, the employee is requested to send a copy of the transaction note to their local Compliance Officer in order for it to be matched to the Trade Authorisation Form. Any mismatches will be reported to the Director of European Compliance.

3.3.4	If an employee receives permission to trade a security or instrument, the trade must be executed by the close of business on the next business day, unless the local Compliance Officer’s authorisation to extend this period has been obtained. Permission may be granted to place “Stop loss” and limit orders but only in cases where express clearance for this type of transaction has been granted by Compliance.

3.3.5	Where an employee receives permission to buy or sell Invesco Limited ordinary shares on the basis of a limit or stop loss order, the pre-clearance remains valid for up to two weeks or until the trade takes place if this is sooner; if the trade does not take place within two weeks, employees must notify Compliance again and seek further pre-clearance to trade. If, during this period, employees gain non-public price sensitive information, they must notify compliance immediately and cancel the trade. For those employees who are members of the Blackout Group, normal Blackout restrictions continue to apply; therefore, any such limit or stop loss order which remains outstanding when a closed period starts must be cancelled by the employee. Where trades involving limit or stop loss orders are approved, further pre-clearance is required before these orders can be changed.

3.3.6	For any transaction to buy or sell Invesco Ltd ordinary shares pre clearance needs to be sought from Compliance. The trade authorisation form should be completed in the way detailed above and sent to *UK- Compliance Personal Share Dealing.

3.3.7	Copies of the relevant contract notes (or equivalent) must be sent to the Compliance Department. This must be done within 14 days of the transaction.

Page 8 of 23	2013 Code of Ethics (CE)

3.4	Transactions that do not need to be pre-cleared but must be reported.

The pre-clearance requirements (and the trading restrictions on personal investing described below) do not apply to the following transactions:

3.4.1	Discretionary Accounts

Transactions effected in any Covered Account over which the employee has no direct or indirect influence or control (a “Discretionary Account”). An employee shall be deemed to have “no direct or indirect influence or control” over an account only if all of the following conditions are met:

i)	investment discretion for such account has been delegated in writing to an independent fiduciary and such investment discretion is not shared with the employee, or decisions for the account are made by a family member or significant other and not by, or in connection with, the employee;

ii)	the employee (and, where applicable, the family member or significant other) certifies in writing that he or she has not and will not discuss any potential investment decisions with such independent fiduciary or household member; and

iii)	the Compliance Department has determined that the account satisfies the foregoing requirements.

3.4.2	Governmental Issues

Investments in the debt obligations of state and municipal governments or agencies.

3.4.3	Non-Volitional Trades

Transactions which are non-volitional on the part of the employee (such as the receipt of securities pursuant to a stock dividend or merger).

3.4.4	Automatic Transactions

Purchases of the stock of a company pursuant to an automatic dividend reinvestment plan or an employee stock purchase plan sponsored by such company.

3.4.5	Rights Offerings

Receipt or exercise of rights issued by a company on a pro rata basis to all holders of a class of security. Employees must, however, pre-clear transactions for the acquisition of such rights from a third party or the disposition of such rights.

3.4.6	Interests in Securities comprising part of a broad-based, publicly traded market basket or index of stocks, e.g. S & P 500 Index, FTSE 100, DAX.

3.4.7	Non-Executive Director’s transactions

Transactions in securities, except for Invesco Ltd shares and/or UK Investment Trusts managed by Invesco, by non-executive Directors.

3.4.8	Note that all of the transactions described in paragraphs 3.4.1. to 3.4.7 while not subject to pre-clearance are nevertheless subject to all of the reporting requirements set forth below in paragraph 7.3. This must be done within 14 days of the transaction.

Page 9 of 23	2013 Code of Ethics (CE)

4	TRADE RESTRICTIONS ON PERSONAL INVESTING

4.1	All transactions in Covered Accounts which are subject to the pre-clearance requirements specified in this Code are also subject to the following trading restrictions:

4.1.1	Blackout Restrictions

Transactions in Covered Accounts generally will not be permitted during a specific period (the “blackout period”) before and after a client account trades in the same security or instrument.

4.1.2	Blackout Periods

An employee may not buy or sell, or permit any Covered Account to buy or sell, a security or any instrument:

i)	within three business days before or after the day on which any client account trades in the same security or instrument or in a security convertible into or exchangeable for such security or instrument (including options) on transactions other than those covered under the paragraph below, or

ii)	within two business days before or after the day on which a pro rata “strip” trade, which includes such security, is made for the purpose of rebalancing client accounts.

4.1.3	Exemptions from Blackout Periods

Blackout periods will no longer apply to equity and corporate bond transactions in “main index” constituents, i.e. FTSE 100, Dow Jones, etc, subject to a cost and proceeds limit of 35.000 EUR per transaction for equities and 70,000 EUR per transaction for corporate bonds. Normal blackout conditions will apply to transactions outside of these criteria. If in any doubt please consult your local Compliance Officer. On a case by case basis and at the discretion of the Compliance Officer in consultation with the Chief Investment Officer, this limit may be relaxed.

4.1.4	Trades effected by Invesco for the account of an index fund it manages in the ordinary course of such fund’s investment activity will not trigger the blackout period. However, the addition or removal of a security from an index, thereby triggering an index fund trade, would cause employee trades in such security to be blacked-out for the seven prior and subsequent calendar days, as described above.

4.1.5	In the event there is a trade in a client account in the same security or instrument within a blackout period, the employee may be required to close out the position and to disgorge any profit to a charitable organisation chosen by the local Board of Directors; provided, however, that if an employee has obtained pre-clearance for a transaction and a subsequent client trade occurs within the blackout period, the local Head of Office in consultation with the Compliance Officer, upon a demonstration of hardship or extraordinary circumstances, may determine to review the application of the disgorgement policy to such transaction and may select to impose alternative restrictions on the employee’s position. The disgorgement of profits will only apply if the total profit exceeds 150 EUR within the blackout period.

4.1.6	Invesco Ltd Shares

Pre-clearance is also required to buy or sell Invesco Ltd Shares. For staff who have been advised that they are part of the ‘Blackout Group’, permission will not be given during a’ closed period’.

Persons within the Blackout Group are determined on a quarterly basis and will be notified that they have been added to or removed from the list.

Page 10 of 23	2013 Code of Ethics (CE)

In line with the Invesco Insider Trading Policy, the Blackout Periods for each quarter commence on 15 March, 15 June, 15 September and 15 December and end on the second business day following the Company’s issue of the relevant earnings release.

Full details of the Invesco Ltd stock transaction Pre-Clearance Guide and restrictions for all employees of Invesco Ltd can be found on the Compliance intranet site.

4.1.7	UK ICVCs, the Global Product Range (GPR), PowerShares,

and other affiliated (Invesco) schemes are subject to the Short Term Trading restrictions (60 day rule—see 4.1.8). The preferential rate of sales charge allowed to staff will be withdrawn in circumstances where it is apparent that the employee has traded on a short term basis in those shares i.e. where previous transactions by that person have resulted in the short term holding of those investments. If the funds themselves are closed for redemption due to the effects of subsequent market or currency movements, shares of UK ICVCs, the GPR, PowerShares and affiliated schemes will also not be accepted for redemption.

4.1.8	Short Term Trading Profits

It is Invesco’s policy to restrict the ability of employees to benefit from short-term trading in securities and instruments. Employees must disgorge profits made on the sale by an employee of any security or instrument held less than 60 days and will not be permitted to purchase any security or instrument that has been sold by such employee within the prior 60 days. Employees are required to disgorge profits made on the sale in a Covered Account within the 60 days period. Exceptions may be granted by the Compliance Department on a case by case basis. This policy applies to trading in all types of securities and instruments, except where in a particular case the local Head of Office in consultation with the Compliance Officer has made a specific finding of hardship and it can be demonstrated that no potential abuse or conflict is presented (for example, when an employee’s request to sell a security purchased within 60 days prior to the request is prompted by a major corporate or market event, such as a tender offer, and the security was not held in client accounts). This section (4.1.8) will not apply to Financial Spread Betting transactions which have been approved under the Exceptions section (4.1.15) of this Policy.

4.1.9	Initial Public Offerings

No employee may purchase or permit any Covered Account to purchase a security offered pursuant to an initial public offering, wherever such offering is made except in a Venture Capital Trust. However, in certain circumstances an employee may be permitted to buy an IPO for example where the public offering is made by a Government of where the employee is resident and different amounts of the offering are specified for different investor types e.g. private and institutional, the local Compliance Officer may allow such purchases after consultation with the local Head of Office or his designee.

4.1.10	Privately-Issued Securities

Employees may not purchase or permit a Covered Account to purchase or acquire any privately-issued securities, other than in exceptional cases specifically approved by the local Head of Office (e.g. where such investment is part of a family-owned and operated business venture that would not be expected to involve an investment opportunity of interest to any Invesco client). Requests for exceptions should be made in the first instance to the local Compliance Officer.

4.1.11	Private Investment Funds

Employees, however, may invest in interests in private investment funds (i.e. hedge funds) that are established to invest predominantly in public securities and instruments, subject to the pre-clearance procedures, trading restrictions and

Page 11 of 23	2013 Code of Ethics (CE)

reporting requirements contained in this Code. Employees may also invest in residential co-operatives and private recreational clubs (such as sports clubs, country clubs, luncheon clubs and the like) for their personal use; such investments are not subject to the pre-clearance procedures, trading restrictions and reporting requirements unless the employee’s investing is part of a business conducted by the employee. Such ownership should be reported to the Compliance Officer.

4.1.12	Short Sales

An employee may not sell short a security. Requests for exceptions should be made to the local Compliance Officer.

4.1.13	Financial Spread Betting

Employees may not enter into Financial Spread betting arrangements unless they have applied in writing to do so under the Exceptions section of this Policy (4.1.15) and have received written confirmation that this is permitted. Exceptions will not be granted for Financial Spread Betting on single stocks but, depending on the circumstances, spread betting on Exchange Rates, Main Indices and Government Bonds may be allowed on an exceptions basis.

4.1.14	Futures

Employees may not write, sell or buy exchange-traded futures, synthetic futures, swaps and similar non-exchange traded instruments.

4.1.15	Exceptions

The local Head of Office or his designee in consultation with the Compliance Officer may, on a case by case basis, grant exceptions from these trading restrictions upon written request. Any exceptions granted will be reported to the local Board of Directors at least annually. Additionally, if a local Board or its designee wish to impose additional restrictions these should be communicated to the relevant staff.

5	ECONOMIC OPPORTUNITIES, CONFIDENTIALITY AND OUTSIDE DIRECTORSHIPS

5.1	Monitoring the use of the name of Invesco

To be able to fully monitor the appearance of the name of Invesco, any employee’s activities on behalf of Invesco such as the participation in an industry body or an external consulting group need to be pre-cleared to the local Compliance Officer and the local local Head of Office.

5.2	Avoiding conflicts of interests

In order to reduce potential conflicts of interest arising from the participation of employees on the boards of directors of public, private, non-profit and other enterprises, all employees are subject to the following restrictions and guidelines:

5.2.1	An employee may not serve as a director or non-executive director of a public or private company without the approval of the local Head of Office after consultation with the local Compliance Officer, with the exception of approved industry associations.

5.2.2	An employee may serve on the board of directors or participate as an adviser or otherwise, or advisers of a private company only if:

(i)	client assets have been invested in such company and having a seat on the board would be considered beneficial to our clients interest; and

(ii)	service on such board has been approved in writing by the local Head of Office. The employee must resign from such board of directors as soon as the company contemplates

Page 12 of 23	2013 Code of Ethics (CE)

going public, except where the local Chief Executive Officer in consultation with the Compliance Officer has determined that an employee may remain on a board. In any event, an employee shall not accept any compensation for serving as a director (or in a similar capacity) of such company; any compensation offered shall either be refused or, if unable to be refused, distributed pro rata to the relevant client accounts.

5.2.3	An employee must receive prior written permission from the local Head of Office or his designee before serving as a director, non-executive director, trustee or member of an advisory board of either:

(i)	any non-profit or charitable institution; or

(ii)	a private family-owned and operated business.

5.2.4	An employee may serve as an officer or director of a residential co-operative, but must receive prior written permission from the local Head of Office and the local Compliance Department before serving as a director if, in the course of such service, he or she gives advice with respect to the management of the co- operative’s funds.

5.2.5	If an employee serving on the board of directors or advisers of any entity comes into possession of material, non-public information through such service, he or she must immediately notify the local Compliance Officer.

5.2.6	An Invesco employee shall not take personal advantage of any economic opportunity properly belonging to an Invesco Client or to Invesco itself. Such opportunities could arise, for example, from confidential information belonging to a client or the offer of a directorship. Employees must not disclose information relating to a client’s intentions, activities or portfolios except:

i)	to fellow employees, or other agents of the client, who need to know it to discharge their duties; or

ii)	to the client itself.

5.2.7	Employees may not cause or attempt to cause any Client to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the employee or Invesco.

5.2.8	If an employee or immediate family member stands to materially benefit from an investment decision for an Advisory Client that the employee is recommending or participating in, the employee must disclose that interest to persons with authority to make investment decisions and to the local Compliance Officer. Based on the information given, a decision will be made on whether or not to restrict the employee’s participation in causing a client to purchase or sell a Security in which the employee has an interest.

5.2.9	An employee must disclose to those persons with authority to make investment decisions for a Client (or to the Compliance Officer if the employee in question is a person with authority to make investment decisions for the Client), any Beneficial Interest that the employee (or immediate family) has in that Security or an Equivalent Security, or in the issuer thereof, where the decision could create a material benefit to the employee (or immediate family) or the appearance of impropriety. The person to whom the employee reports the interest, in consultation with the Compliance Officer, must determine whether or not the employee will be restricted in making investment decisions.

Page 13 of 23	2013 Code of Ethics (CE)

6	CLIENT INVESTMENTS IN SECURITIES OWNED BY INVESCO EMPLOYEES

6.1	General principles

In addition to the specific prohibitions on certain personal securities transactions as set forth herein, and in line with the requirements of the Fraud Policy, all employees are prohibited from:

6.1.1	Employing any device, scheme or artifice to defraud any prospect or client;

6.1.2	Making any untrue statement of a material fact or omitting to state to a client or a prospective client, a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

6.1.3	Engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any prospect or client;

6.1.4	Engaging in any manipulative practice with respect to any prospect or client; or

6.1.5	Revealing to any other person (except in the normal course of his or her duties on behalf of a client) any information regarding securities transactions by any client or the consideration of any client or Invesco of any securities transactions.

7	REPORTS

7.1	In order to implement the general principles, restrictions and prohibitions contained in this Code, each Employee is required to provide the following reports:

7.2	Initial Certification and Schedules. This Code forms part of an employee’s contract of employment and any breach may be grounds for disciplinary action up to and including summary dismissal.

7.2.1	On commencing employment at Invesco, each new employee shall receive a copy of the Code via electronic means and will be expected to confirm that they understand and accept this Code within their first month of employment.

7.2.2	New employees are also required, within the first month of employment, to provide the following to the Compliance Department:

(i)	A list of all Covered Accounts and

(ii)	Details of any directorships (or similar positions) of for-profit, non- profit and other enterprises.

7.3	Confirmations

7.3.1	Each employee shall cause to be provided to the Compliance Department where an outside broker undertakes the transaction duplicate copies of confirmations of all transactions in each Covered Account. This must be done within 14 days of the transaction.

7.4	Annual Certification

Annual acceptance of the Code is normally submitted electronically and requires the employee to provide an up-to-date list of:

i)	all Covered Accounts and any other transactions not included in the monthly statements; and

ii)	directorships (or similar positions) of for-profit, non-profit and other enterprises.

iii)	trades undertaken for which contract notes/confirmations have not been provided to the Compliance Department;

Page 14 of 23	2013 Code of Ethics (CE)

iv)	potential conflicts of interest identified which have not yet been reported to the Compliance Department;

v)	potential Treating Customers Fairly issues identified which have not yet been reported to the Compliance Department.

7.4.1	A schedule listing directorships (or similar positions) of for-profit, non-profit and other enterprises;

7.4.2	With respect to Discretionary Accounts, if any, certifications that such employee does not discuss any investment decisions with the person making investment decisions; and

7.4.3	With respect to any non-public security owned by such employee, a statement indicating whether the issuer has changed its name or publicly issued securities during such calendar year.

7.5	Exempt Investments

Confirmations and periodic reports need not be provided with respect to Exempt Investments, (see 3.2).

7.6	Disclaimer of Beneficial Ownership

Any report required under this Code may contain a statement that such report is not to be construed as an admission by the person making the report that he or she has any direct and indirect beneficial ownership of the security to which the report relates.

7.7	Annual Review

The Director of European Compliance in consultation with the local Compliance Officers will review the Code as necessary, in light of legal and business developments and experience in implementing the Code, and will prepare a report to the relevant management committee that:

7.7.1	summarizes existing procedures concerning personal investing and any changes in the procedures made during the past year,

7.7.2	identifies any violations requiring significant remedial action during the past year, and

7.7.3	identifies any recommended changes in existing restrictions or procedures based on the experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

8	TRAINING REQUIREMENTS

In order to make sure that every employee is fully aware of the current rules and guidelines as well as changes in the local regulatory environment, he has to participate in Compliance and Anti Money Laundering training at least once a year. Several of these training events will be provided in the local offices by the Compliance Officer and the AML Officer.

9	MISCELLANEOUS

9.1	Interpretation

The provisions of this Code will be interpreted by the local Compliance Officer, as applicable. Questions of interpretation should be directed in the first instance to the local Compliance Officer or his/her designee or, if necessary, with the Compliance Officer of another Invesco entity. The interpretation of the local Compliance Officer is final.

9.2	Sanctions

Page 15 of 23	2013 Code of Ethics (CE)

If advised of a violation of this Code by an employee, the local Chief Executive Officer (or, in the case of the local Head of Office, the local Board of Directors) may impose such sanctions as are deemed appropriate. Any violations of this Code and sanctions therefore will be reported to the local Board of Directors at least annually.

9.3	Effective Date

This revised Code shall become effective as of 1 April 2013.

Page 16 of 23	2013 Code of Ethics (CE)

Specific Provisions for employees of Invesco Real Estate GmbH and employees associated with

Real Estate transactions undertaken by Invesco:

10	Guidelines for Compliance in Real Estate Investments

11.1	The purpose of this section is to ensure all personal real estate transactions of employees are conducted

•	to place the interests of Invesco’s clients first,

•	to avoid any actual, potential or appearance of a conflict of interest,

•	to avoid any abuse of an employee’s position of trust and responsibility and

•	to avoid the possibility that employees would take inappropriate advantage of their positions.

11.2	The requirements in these sections are an addition to rather than a substitute of all other requirements made in the Code of Ethics.

Restrictions

Any employee who:

•	knowingly invests in real estate or recommends investments in real estate while in possession of material, non-public information,

•	informs somebody (outside of Invesco or the client) about a real estate investment or about a client using information he has received through his employment with Invesco may be subject to civil and criminal penalties, as well as to immediate suspension and/or dismissal from Invesco.

These restrictions also apply to investments undertaken by third parties on the employee’s account or by the employee for another person.

Definition

‘Material information’ is any information about a real estate investment which, if disclosed, is likely to affect the market price of a real estate investment. Examples of information which should be presumed to be “material” are matters such as income from property, pollution of the premises, earnings estimates of a real estate project development plans or changes of such estimates, or forthcoming transformation of land into building land prior to public planning.

‘Non-public information’ is information that is not provided by publicly available sources. Information about a real estate investment is considered to be non-public if it is received under circumstances which indicate that such information may be attributable, directly or indirectly, to any party involved in the real estate project or its insiders, or that the recipient knows to have been furnished by someone in breach of a fiduciary duty. An example of non-public information related to real estate investments is the desire or need of a client to sell a real estate investment.

In particular, the following activities must not be entered into without carefully ensuring that there are no implications of insider trading and no appearance of a conflict of interest:

1.	Personally investing in real estate for a client when another client or a business partner of Invesco is involved in setting up and selling the investment. I.e. as an intermediary or a financier.

2.	Entering into a private real estate transaction when any cost or fees brought forth by it are other than at arm’s length.

3.	Taking personal advantage of any economic opportunity properly belonging to an Invesco Client or to Invesco itself.

Page 17 of 23	2013 Code of Ethics (CE)

4.	Investing in real estate for a client where Invesco has access to information which may be price sensitive.

5.	Manipulation of the market through the release of information to regular market users which is false or misleading about a company or a real estate investment.

6.	Release of any information (except in the normal course of his or her duties as an employee of Invesco) about a client’s considerations of a real estate investment.

7.	Personally engaging in real estate investments and thereby using information received through the employment with Invesco.

Personal Investing Activities, Pre-Clearance and Pre-Notification

Prior to engaging in any private real estate transaction the employee must fully disclose the transaction to the local compliance officer along with details of any non-public information held by the employee. Further detail may be requested by Compliance including an independent valuation or confirmation of purchase price.

It will only be permitted if it is not contrary to the interests of Invesco or the clients of Invesco. In the event that such an engagement was entered into before the employee has joined Invesco and it is a commercial investment (not inhabited by the employee or family members), it must be disclosed upon employment.

Disclosure of the transaction is also required if the employee acts as an authorised agent or if the transaction is undertaken by a third party for the account of the employee.

Compliance will without delay inform the employee about the decision. If the permission for a particular investment is given, a time limit of one year applies to the actual engagement in this specific investment.

Exemptions

If investment discretion for an investment has been delegated in writing to an independent fiduciary and such investment discretion is not shared with the employee, or decisions for the account are made by a family member or significant other and not by, or in connection with, the employee.

Page 18 of 23	2013 Code of Ethics (CE)

APPENDIX A

Procedures to deal for Invesco Europe

1	The procedures to deal are as follows:

A:	Obtain the Pre-Clearance Trade Authorisation Form from the “forms” section of the Compliance Intranet site.

B:	Complete Trade Authorisation Form noting:

i)	permission sought to either buy or sell;

ii)	the amount in shares or currency;

iii)	is the transaction an Invesco ICVC/ISA/GPR or affiliated scheme – yes or no – if yes, then you will have to submit your pre-clearance form to *UK- Compliance Personal Share Dealing e-mail group – if no, then pre- clearance is not required;

iv)	type of security;

v)	name of company or other;

vi)	date of request to deal;

vii)	name of beneficial owner; and viii) address of beneficial owner.

Then complete each of the questions in connection with the transaction you require completed – “yes” or “no” answers will be required.

C:	For Venture Capital Trust ordinary securities or for Invesco ICVC/ISA/GPR Trades, you should now only complete section Two. Once you have answered both questions, the pre-clearance form must be submitted to the e-mail *UK-Compliance Personal Share Dealing - Compliance will review the prospective transaction and revert to you by e-mail. Once you have received this confirmation e-mail you are free to deal. However, the trade must be completed by the end of the next business day from the date of confirmation. If dealing is not completed in this time frame, then additional pre-clearance MUST be sought via the same process.

D:	If you wish to sell/buy Invesco shares you should complete Section two as noted above.

E:	For Equity, Bond or Warrant deals, you should now only complete section Three. Once you have answered these questions, the pre-clearance form must be submitted to the e-mail *UK- Compliance Personal Share Dealing - Compliance will review the prospective transaction and revert to you by e-mail. Once you have received this confirmation e-mail you are free to deal. However, the trade must be completed by the end of the next business day from the date of confirmation. If dealing is not completed in this time frame, then additional pre-clearance MUST be sought via the same process.

Page 19 of 23	2013 Code of Ethics (CE)

APPENDIX A

NB	Permission to deal will not be granted retrospectively. Deals undertaken without permission will be brought to the Compliance Officer’s attention, by a review of the personal share dealing register, for discussion with the person concerned.

Page 20 of 23	2013 Code of Ethics (CE)

APPENDIX B

DEFINITIONS

1.	‘Advisory Client’ means any client (including both investment companies and managed accounts) for which Invesco serves as an investment adviser, renders investment advice, or makes investment decisions.

2	‘Beneficial Interest’ means the opportunity to share, directly or indirectly, in any profit or loss on a transaction in Securities, including but not limited to all joint accounts, partnerships and trusts.

3	‘Covered Accounts’ means:

3.1	any account/securities held by you, or your family, while an employee;

3.2	accounts/securities held by you for the benefit of your spouse, significant other, or any children or relatives who share your home;

3.3	accounts/securities for which you have or share, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise:

(i)	voting power (which includes power to vote, or to direct the voting of, a security), or

(ii)	investment power (which includes the power to dispose, or to direct the disposition) of a security; or

3.4	accounts/securities held by any other person to whose support you materially contribute or in which, by reason of any agreement or arrangement, you have or share benefits substantially equivalent to ownership, including, for example:

(i)	arrangements such as Investment Clubs (which may be informal) under which you have agreed to share the profits from an investment, and

(ii)	accounts maintained or administered by you for a relative (such as children or parents) who do not share your home.

3.5	Families include husbands and wives, civil partner, significant other, sons and daughters and other immediate family only where any of those persons take part in discussion or passing on of investment information.

4.	‘Employee’ means a person who has a contract of employment with, or employed by, Invesco UK or any associated Invesco Company within Europe; including consultants, contractors or temporary employees.

5.	‘Equivalent Security’ means any Security issued by the same entity as the issuer of a security, including options, rights, warrants, preferred stock, restricted stock, bonds and other obligations of that company.

6.	‘Fund’ means an investment company for which Invesco serves as an adviser or subadviser.

7.	‘High quality short-term debt instruments’ means any instrument having a maturity at issuance of less than 366 days and which is treated in one of the highest two rating categories by a Nationally Recognised Statistical Rating Organisation, or which is unrated but is of comparable quality.

8.	‘Independent Fund Director’ means an independent director of an investment company advised by Invesco.

Page 21 of 23	2013 Code of Ethics (CE)

9.	‘Initial Public Offering’ means any security which is being offered for the first time on a Recognised Stock Exchange.

10.	‘Open-Ended Collective Investment Scheme’ means any Open-ended Investment Company, US Mutual Fund, UK ICVC or Irish Unit Trust, Luxembourg SICAV, French SICAV or Bermuda Fund.

11.	‘Securities Transaction’ means a purchase of or sale of Securities.

12.	‘Security’ includes stock, notes, bonds, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.

13.	“UK ICVC and affiliate schemes” defined as all UK domiciled Invesco ICVCs, all Invesco Continental European domestic ranges and all Invesco Ireland and Luxembourg SICAVs and Unit Trusts.

14.	“Main Index” defined as a member of the FTSE 100 or equivalent. The equivalency will be determined by the Local Compliance Officer on a case by case basis.

Page 22 of 23	2013 Code of Ethics (CE)

APPENDIX C

Personal Account Dealing Guidance

Investment / transaction type	60 day holding period *	Pre- Clearance	Post- event Reporting	Exempt	Not Allowed

ANY deliberate transactions (buys or sells) in investments of any type including: Equities, Options, Fixed Income, Venture Capital Funds, IVZ shares**, ETFs etc.	x	x

IVZ funds/products including ETFs*	x	x

Privately issued investment securities/hedge funds	x	x

Non-Executive Directors: Personal Investment Transactions in IVZ Ltd. shares & products.	x	x

Government and local authority debt (non-OECD country)	x		x

Non-Executive Directors: Personal Investment Transactions in non- IVZ shares & funds	x		x

Undirected/Automatic transactions or movements	x		x

Non-IVZ Collective Investment Schemes (excluding ETFs)				x

OECD debt (e.g. US treasury bills)				x

Financial Spread betting ***					x

Initial Public Offerings***					x

Futures/Short Sales					x

Note: in all cases, unless exempt, contract notes confirming the trades must be provided to the Compliance Department within 14 days of the trade. Pre-trade approval is valid until close of business the following day.

*	An exemption might be granted but if so, profits cannot be retained
**	May be subject to a close period
***	Apply for an exemption within the pre-trade authorisation process

Page 23 of 23	2013 Code of Ethics (CE)